Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS
	Investors:	Eric C. Olsen (703) 480-6705
	Media:	Sherry E. Peske (703) 480-3632

Lafarge North America Reports First Quarter Results

•	Pricing and sales volumes continue to strengthen

•	Company takes previously announced one-time tax charge of $115.7 million for repatriation of Canadian funds

•	Board declares quarterly cash dividend

HERNDON, VA, April 26, 2005—Lafarge North America Inc. (NYSE & TSX: LAF), the leading supplier of construction materials in the U.S. and Canada, today reported a first-quarter net loss of $188.5 million, or $2.51 per share diluted. Excluding a previously announced one-time tax charge of $115.7 million, or $1.54 per share diluted, associated with the company’s decision to repatriate $1.1 billion of cash from the company’s Canadian subsidiary, the net loss during the quarter was $72.8 million, or $0.97 per share diluted. The results compare with a first quarter 2004 net loss of $70.8 million, or $0.96 per share diluted.

Every year, Lafarge North America normally reports a loss in the first quarter because its business activity slows during the winter months. On average, only about 15 percent of the company’s annual sales are realized during the first three months of the year. In addition, the company performs most of its major plant maintenance during this time.

“We expect the strong market conditions we experienced last year to continue in 2005, and we increased spending this quarter to prepare our aggregates and cement facilities in anticipation of higher sales,” said Philippe Rollier, president and chief executive officer of Lafarge North America. “We believe these actions will allow us to better serve our customers and take advantage of the favorable market environment in the coming months.”

Consolidated net sales were $577 million, up 13 percent over the same period in 2004. Excluding a favorable Canadian exchange rate effect, net sales were 10 percent higher than last year. U.S. net sales increased 18 percent compared with last year, while Canadian sales increased 7 percent in local currency. The strengthening of the Canadian dollar negatively affected operating income during the quarter by $4.7 million, or $0.04 per share diluted.

First-Quarter Results by Operating Segment

Aggregates, Concrete & Asphalt

The aggregates, concrete and asphalt segment reported an operating loss of $73.5 million in the quarter, compared with an operating loss of $63.6 million during the first quarter 2004. The increase in the value of the Canadian dollar contributed $3.5 million to the loss. Net sales during the quarter were $308.1 million, up 7 percent over last year, or 4 percent higher excluding the impact of the exchange rate.

Aggregate (crushed stone, sand and gravel) shipments totaled 17.1 million tons during the quarter, 6 percent above first quarter 2004 levels. Volumes in the U.S. and Canada were both up 6 percent due to strong market conditions in most regions, particularly in the western U.S. Average selling prices were up 3 percent compared with the same period last year. Increased costs, primarily associated with accelerated maintenance and increased quarry stripping in anticipation of higher demand, as well as higher fuel prices, offset contributions from strong volumes and price improvements.

Ready-mixed concrete volumes were 1.9 million cubic yards, down 4 percent compared with the same period last year. Volumes in Canada were down 8 percent, due primarily to poor weather in eastern Canada and Vancouver, while volumes in the U.S. increased 1 percent to 0.9 million cubic yards. Average ready-mix selling prices were up 6 percent from the year-ago quarter, reflecting good pricing performance in all markets as well as increased sales of premium brand concrete mixtures. Although ready-mixed concrete prices were sufficient to recover higher cement and aggregate costs, gains from improved prices were more than offset by lower volumes and higher production costs during the quarter.

Asphalt and paving volumes were up slightly compared with the first quarter 2004; however, paving activity in most markets does not begin in earnest until later in the year.

Cement
The cement segment reported an operating loss of $19 million during the quarter, compared with a loss of $18.2 million in the first quarter 2004. Net sales from continuing operations were $209 million, an increase of 18 percent compared with last year. Excluding the favorable impact of the exchange rate, revenues were up 15 percent from the same period in 2004.

The company mobilized additional clinker production capacity during the quarter, expanded its storage and distribution capability, and shortened maintenance turnaround times in preparation for an expected strong shipping season later in the year. While increased volumes and higher prices contributed positively to income, results for the quarter were lower compared with the same period last year, primarily due to the increased costs associated with the preparatory activities and higher energy and transportation expenses.

Total cement sales volumes during the quarter were 2 million tons, up 7 percent compared with last year. U.S. volumes were up 10 percent to 1.4 million tons, while Canadian volumes declined slightly. Average cement prices were 9 percent higher compared with the same period in 2004. However, operating income during the quarter did not benefit significantly from increased prices because of the low sales volumes typical during this time of the year. A further cement price increase has been announced for July 1, 2005 in U.S. markets.

Gypsum
The gypsum segment reported income of $12.5 million compared with $4.5 million in the first quarter 2004, driven by higher selling prices and continued strong demand, although costs for paper and natural gas were higher compared with the same period last year.

Revenue reached $91.8 million, a 24 percent increase over the same quarter last year. Wallboard sales volumes were up 2 percent, to 552 million square feet, compared with the first quarter 2004. Production during the quarter totaled 561 million square feet.

The average mill net price during the quarter was $138 per msf (thousand square feet), up $26 per msf from the first quarter 2004, and almost $7 per msf above levels during the fourth quarter 2004. A price increase was successfully implemented in January 2005. A second price increase went into effect on April 25, 2005.

During the quarter, the company recognized accelerated depreciation and amortization expenses of $1.9 million related to software and equipment. This included $1.1 million related to old equipment that will be replaced during the upgrade and expansion of the company’s gypsum drywall manufacturing facility in Buchanan, NY. This will be a recurring expense each quarter through the second quarter 2006.

Outlook

Although visibility is typically limited this early in the year, the company expects to achieve higher revenues in 2005 due to continued price growth in cement, aggregates and gypsum, and increased sales volumes in all product lines. While the company expects to experience higher fuel, transportation, and pension and post-retirement expenses, it believes the strong volumes and prices experienced during the first quarter confirm that its core business fundamentals are solid and supportive of significant growth in operating income this year.

Repatriation of Canadian Cash

Earlier this year, the company announced its intention to take advantage of a temporary deduction offered under the American Jobs Creation Act of 2004, and repatriate almost $1.1 billion in cash from Canada to the U.S. during the course of 2005. During the first quarter, the company recorded a one-time tax charge associated with this repatriation of $115.7 million, or $1.54 per share diluted. During the quarter, the company repatriated $125 million (net of Canadian withholding tax) in cash from Canada.

Quarterly Dividend Declared

At its meeting today, the board of directors declared a cash dividend of twenty-two cents ($0.22) per share of Lafarge North America common stock, payable on June 1, 2005, to shareholders of record on May 17, 2005.

Stock Repurchase Plan

In November 2004, the Board approved a new stock repurchase plan that took effect on January 1, 2005. Under the new plan, the company, at management’s discretion, is authorized to spend up to $60 million to repurchase its common stock from time to time in the market or through privately negotiated transactions through December 31, 2005. During the first quarter 2005, the company repurchased 66,000 shares of stock for a total of $4 million at an average price of $60.47 per share.

Conference Call

Lafarge North America will broadcast its earnings conference call over the Internet beginning at 11 a.m., Eastern Daylight Time on Wednesday, April 27, 2005. Interested investors may log on to the company’s Web site for further information at www.lafargenorthamerica.com. The conference call will also be archived on the company’s Web site for 90 days after the event.

Profile

Lafarge North America is the U.S. and Canada’s largest diversified supplier of construction materials such as cement and cement-related products, ready-mixed concrete, gypsum wallboard, aggregates, asphalt and concrete products. The company’s materials are used in residential, commercial, institutional and public works construction across the U.S. and Canada. In 2004, net sales exceeded $3.7 billion.

Lafarge North America’s majority shareholder is Lafarge S.A. (Paris Stock Exchange: LG; NYSE: LR). Lafarge, the world leader in building materials, holds top-ranking positions in all four of its divisions: Cement, Aggregates & Concrete, Roofing and Gypsum. Lafarge employs 77,000 people in 75 countries and posted sales of 14.4 billion euros in 2004.

Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” or similar words. These forward-looking statements may also use different phrases. Such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (“Factors”), which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company’s business; national and regional economic conditions in the U.S. and Canada; Canadian currency fluctuations; seasonality of the Company’s operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. and Canada. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

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Visit the Lafarge North America web site at www.lafargenorthamerica.com

LAFARGE NORTH AMERICA INC.
Consolidated Income Statement Information (1)
(unaudited and in thousands, except per share amounts)

	Three Months Ended March 31		Twelve Months Ended March 31
	2005	2004	2005	2004
Net Sales from Continuing Operations
Aggregates, Concrete & Asphalt	$308,074	$286,706	$2,295,497	$2,090,615
Cement	208,925	177,013	1,384,579	1,226,494
Gypsum	91,813	74,032	344,384	271,134
Eliminations	(31,823)	(28,882)	(193,071)	(172,177)

Total Net Sales from Continuing Operations	$576,989	$508,869	$3,831,389	$3,416,066

Income (Loss) from Continuing Operations
Aggregates, Concrete & Asphalt	$(73,521)	$(63,603)	$197,886	$187,476
Cement	(18,992)	(18,235)	327,650	302,729
Gypsum	12,473	4,533	41,251	4,923

	(80,040)	(77,305)	566,787	495,128
Corporate and unallocated expenses (2)	(23,121)	(21,982)	(88,619)	(62,739)

Total Income (Loss) from Continuing Operations Before Interest and Income Taxes	(103,161)	(99,287)	478,168	432,389
Redeemable preferred shares dividends	(1,840)	(1,726)	(8,266)	(7,422)
Interest expense, net	(5,106)	(7,207)	(30,390)	(47,883)

Earnings (Loss) from Continuing Operations Before Income Taxes	(110,107)	(108,220)	439,512	377,084
Income tax benefit (expense) (3)	(78,378)	37,426	(261,702)	(142,973)

Net Income (Loss) from Continuing Operations	(188,485)	(70,794)	177,810	234,111
Income from discontinued operations, net of tax (4)	—	—	—	62,678

Net Income (Loss)	$(188,485)	$(70,794)	$177,810	$296,789

Net Income (Loss) per Share
From continuing operations — basic	$(2.51)	$(0.96)	$2.38	$3.19
From discontinued operations — basic	—	—	—	0.85

Net income (loss) per share — basic	$(2.51)	$(0.96)	$2.38	$4.04

From continuing operations — diluted	$(2.51)	$(0.96)	$2.30	$3.14
From discontinued operations — diluted	—	—	—	0.84

Net income (loss) per share — diluted	$(2.51)	$(0.96)	$2.30	$3.98

Average Number of Shares Outstanding
Basic	75,210	73,903	74,639	73,495
Diluted	75,210	73,903	77,196	74,628

NOTES:

(1)	Because of seasonal, weather-related conditions in several of the company’s markets, earnings in any one quarter should not be considered as indicative of the results for a full year.

(2)	Corporate and unallocated expenses for the twelve months ended March 31, 2004 include a net gain of $28.8 million on divestitures of non-strategic businesses and other assets.

(3)	Income tax expense for the three and twelve months ended March 31, 2005 includes a $115.7 million charge related to the repatriation of cash from Canada to the U.S.

(4)	Income from discontinued operations relates to Lafarge Florida Inc. The sale was completed in August 2003.

Consolidated Balance Sheet Information
(in thousands)

	March 31		December 31
	2005	2004	2004
	(unaudited)	(unaudited)	(audited)
Assets:
Cash, cash equivalents and short-term investments	$714,082	$544,396	$852,025
Other current assets	966,630	958,339	1,119,045
Property, plant and equipment, net	2,479,032	2,334,021	2,491,843
Other long-term assets	939,405	829,195	941,222

Total Assets	$5,099,149	$4,665,951	$5,404,135

Liabilities and Shareholders’ Equity:
Short-term borrowings and current portion of long-term debt	$301,748	$160,024	$356,479
Other current liabilities	657,527	407,190	726,056
Long-term debt	468,012	722,150	470,838
Other long-term liabilities	735,023	820,016	737,903
Shareholders’ equity	2,936,839	2,556,571	3,112,859

Total Liabilities and Shareholders’ Equity	$5,099,149	$4,665,951	$5,404,135

Indebtedness
Long-term debt, including current portion	$769,760	$882,174	$827,317
Cash, cash equivalents and short-term investments	(714,082)	(544,396)	(852,025)

Total debt, net of cash, cash equivalents and short-term investments	$55,678	$337,778	$(24,708)

NOTE: Certain reclassifications have been made to prior periods to conform to the 2005 presentation.

Consolidated Cash Flow Information
(unaudited and in thousands)

	Three Months Ended March 31
	2005	2004
Net cash used by operating activities	$(40,308)	$(254,788)
Capital expenditures and acquisitions	(61,249)	(48,163)
Proceeds from property, plant and equipment dispositions	2,257	3,863
Cash provided (used) by financing activities	(32,578)	158,662
Purchases of short-term investments	(13,370)	(16,625)
Effect of exchange rate changes	(5,314)	(10,535)
Other	(751)	(3,860)

Net decrease in cash and cash equivalents	(151,313)	(171,446)
Cash and cash equivalents at beginning of period	817,715	630,644

Cash and cash equivalents at end of period	$666,402	$459,198